Exhibit 99.1

Willis Lease Finance Corporation
Power to Spare — Worldwide®	CONTACT:	Scott B. Flaherty
Chief Financial Officer (415) 408-4700

NEWS RELEASE

Willis Lease Finance Corporation Closes Amended

and Restated $1 Billion Revolving Credit Facility

COCONUT CREEK, FL — June 10, 2019 Willis Lease Finance Corporation (NASDAQ: WLFC), the premier independent jet engine lessor, announced today that it has expanded its $890 million revolving credit facility to $1.0 billion. The facility has a 5-year term and is structured with the flexibility to support WLFC’s growing business. Willis Lease and its subsidiaries will use the expanded credit facility to continue growing its lease portfolio, which included nearly $2.0 billion of owned and managed assets as of March 31, 2019.

The $1.0 billion revolving credit facility has a $300 million accordion feature allowing for expansion up to $1.3 billion.  The facility is provided by a syndicate of seventeen banks including: MUFG Bank, Ltd./MUFG Union Bank N.A., as Administrative Agent, Joint Lead Arranger, Joint Bookrunner, and Security Agent; Bank of America, N.A. as Joint Lead Arranger, Joint Bookrunner and Syndication Agent; Wells Fargo Securities, LLC/Wells Fargo Bank, National Association as Joint Lead Arranger, Joint Bookrunner and Documentation Agent; and U.S. Bank National Association, City National Bank, and The Huntington National Bank as Senior Managing Agents.

“This improved credit facility delivers significant access to capital with attractive term and flexibility to support the continued growth of our platform,” said Charles F. Willis, Chairman and CEO. “Access to capital is fundamental to our success and we are grateful for the support of our long term and new banking partners.  We look forward to furthering the relationships that we have with our banking partners and thank them for the confidence they have in our business model.”

About Willis Lease Finance

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary Willis Asset Management, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.